Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268335

Prospectus Supplement No. 33

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 33 amends and supplements the prospectus dated February 3, 2023, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, prospectus supplement No. 5 filed on July 12, 2023, prospectus supplement No. 6 filed on August 14, 2023, prospectus supplement No. 7 filed on September 27, 2023, prospectus supplement No. 8 filed on November 9, 2023, prospectus supplement No. 9 filed on February 7, 2024, prospectus supplement No. 10 filed on April 1, 2024, prospectus supplement No. 11 filed on May 8, 2024, prospectus supplement No. 12 filed on May 20, 2024, prospectus supplement No. 13 filed on June 14, 2024, prospectus supplement No. 14 filed on August 19, 2024, prospectus supplement No. 15 filed on November 14, 2024, prospectus supplement No. 16 filed on January 3, 2025, prospectus supplement No. 17 filed on February 27, 2025, prospectus supplement No. 18 filed on April 2, 2025, prospectus supplement No. 19 filed on May 15, 2025, prospectus supplement No. 20 filed on July 24, 2025, prospectus supplement No. 21 filed on July 29, 2025, prospectus supplement No. 22 filed on August 14, 2025, prospectus supplement No. 23 filed on September 3, 2025, prospectus supplement No. 24 filed on September 15, 2025, prospectus supplement No. 25 filed on November 17, 2025, prospectus supplement No. 26 filed on December 2, 2025, prospectus supplement No. 27 filed on January 5, 2026, prospectus supplement No. 28 filed on March 20, 2026, prospectus supplement No. 29 filed on March 31, 2026, prospectus supplement No. 30 filed on May 20, 2026, prospectus supplement No. 31 filed on May 21, 2026 and prospectus supplement No. 32 filed on July 22, 2026 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus supplement No. 33 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2026.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is August 13, 2026

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 33.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 13, 2026.

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2026

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2026, the Board of Directors (the “Board”) of Chilean Cobalt Corp. (the “Company”) approved certain changes to the compensation packages of Duncan T. Blount, the Company’s Chief Executive Officer, President and Chairperson of the Board, and Jim Van Horn, the Company’s Chief Financial Officer, effective with the current month.

Beginning with the month of August 2026, (i) Mr. Blount’s annual base salary will increase from $150,000 to $162,000; (ii) Mr. Blount’s monthly maximum allowable reimbursement for medical premiums will increase from $2,083 per month to $2,583; and (iii) Mr. Van Horn’s annual base salary will increase from $112,000 to $124,000. In addition, the Board approved payment of a $7,000 discretionary bonus to each of Mr. Blount and Mr. Van Horn in the current month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: August 13, 2026	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

2